EXHIBIT 11.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use of our report dated October 14, 2020, on the consolidated financial statements of Worthy Financial, Inc. as of December 31, 2019 and 2018, and for each of the two years in the period ended December 31, 2019 included in this Regulation A Offering Circular of Worthy Financial, Inc., on Form 1-A.

/s/ Salberg & Company, P.A.

SALBERG & COMPANY, P.A.
Boca Raton, Florida
October 14, 2020